POPULAR, INC. Contact:	Exhibit 99.2
Investor Relations:
Jorge A. Junquera Chief Financial Officer Senior Executive Vice President 787-754-1685
Media Relations:
Teruca Rullán Senior Vice President

Corporate Communications
787-281-5170 or 917-679-3596 (mobile)

News For Immediate Release:

Popular Announces Sale of Manufactured Housing Loan Portfolio to 21st Mortgage Corp. and Vanderbilt Mortgage and Finance Inc.

San Juan, Puerto Rico, Sept. 18, 2008 – Popular, Inc. announced today the sale of manufactured housing loan assets of its U.S. mortgage subsidiary Popular Financial Holdings, or PFH, to 21st Mortgage Corp. and Vanderbilt Mortgage and Finance, Inc. This transaction will provide approximately $194 million in cash and further reduce its assets at its PFH subsidiary, in conjunction with previously announced asset sales. Popular expects to report a pre-tax loss of approximately $70 million in connection with the sale announced today.

“This agreement builds on previous actions we have taken to exit non-strategic markets and strengthen our balance sheet,” said Richard L. Carrión, Chairman, President and CEO of Popular, Inc. “We still have work to do and will communicate future actions once completed.”

As a result of this sale and Popular’s previously disclosed agreement to sell loan and servicing assets of PFH to affiliates of Goldman Sachs (the “PFH Asset Sale”) and the issuance of Floating Rate Notes (as disclosed in a Form-8K on September 16, 2008), and assuming the PFH Asset Sale transaction is consummated on the terms described, Popular expects to have over $1.8 billion of liquidity available, including $650 million of available cash and investments, $250 million of proceeds from the issuance of the Floating Rate Notes, approximately $194 million from the sale of PFH’s manufactured loan assets consummated today and approximately $700 million from the PFH Asset Sale expected to be consummated during the fourth quarter of 2008. On a combined basis, these resources exceed the amount of indebtedness of Popular and its subsidiaries that comes due during the remainder of 2008 and all of 2009.

Forward-Looking statements

The information included in this press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors such as changes in interest rate environment, as well as general changes in business market and economic conditions may cause actual results to differ from those contemplated by such forward-looking statements. For a discussion of such risks and uncertainties, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007 as well as its filings with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

Popular, Inc. is a full service financial services provider based in Puerto Rico with operations in Puerto Rico, the United States, the Caribbean and Latin America. As the leading financial institution in Puerto Rico, with over 300 branches and offices, the Corporation offers retail and commercial banking services through its principal banking subsidiary, Banco Popular de Puerto Rico, as well as auto and equipment leasing and financing, mortgage loans, consumer lending, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the United States, the Corporation operates Banco Popular North America (“BPNA”), including its wholly-owned subsidiary E-LOAN, and Popular Financial Holdings (“PFH”). BPNA is a community bank providing a broad range of financial services and products to the communities it serves. BPNA operates branches in New York, California, Illinois, New Jersey, Florida and Texas. E-LOAN offers online consumer direct lending and provides an online platform to raise deposits for BPNA. PFH primarily continues to carry a maturing loan portfolio and operates a mortgage loan servicing unit. The Corporation, through its transaction processing company, EVERTEC, continues to use its expertise in technology as a competitive advantage in its expansion throughout the United States, the Caribbean and Latin America, as well as internally servicing many of its subsidiaries’ system infrastructures and transactional processing businesses. The Corporation is exporting its 114 years of experience through these regions while continuing its commitment to meeting the needs of retail and business clients through innovation, and to fostering growth in the communities it serves.